                                                                   EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors U.S. Interactive, Inc.:

     The audits referred to in our report dated February 9, 2000, included the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" and "Selected Financial Data" in the prospectus.


                      KPMG LLP

Philadelphia, Pennsylvania
March 9, 2000